Exhibit 10.4

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into effective as of March , 2019 (the “Effective Date”), between Golden Developing Solutions, Inc., a Nevada corporation (“Purchaser”), and Infusionz, LLC, a Colorado limited liability company (“Seller”). Purchaser and Seller are individually referred to as a “Party” and, collectively, as the “Parties.”

RECITALS

Seller is in the business of owning and operating a CBD company that provides consumers and retailers nutraceutical non-thc cannabis products (the “Business”). In accordance with the terms and conditions set forth in this Agreement, Purchaser wishes to buy, and Seller wishes to sell, the Assets (as defined below), which are used in connection with the Business.

AGREEMENT

1.	Purchase of the Assets.

(a)  Assets. Subject to the terms and conditions of this Agreement, Purchaser agrees to buy, and Seller agrees to sell to Purchaser, all or substantially all of the assets of Seller, including, without limitation, the assets set forth on Schedule 1(a) hereto (collectively, the “Assets”), free and clear of any and all options, liens, security interests, encumbrances, mortgages, deeds of trust, liabilities, financing statements, pledges, charges, conditions, equitable claims, covenants, title defects, restrictions or claims of any kind, nature or description whatsoever (collectively, “Liens”).

(b)  The Assets do not include the assets listed on Schedule 1(b) attached hereto and incorporated herein by reference (the “Excluded Assets”).

2.1.	Purchase Price.

(a)  Purchase Price. The total purchase price for the Assets shall be $5,300,000 (five- million three-hundred-thousand dollars) to be paid as follows (the “Purchase Price”):

(i)   Stock Consideration. At Closing, Purchaser shall deliver the number of its shares of common stock with a restrictive legend equal to a fair market value of $2,600,000. The share amount shall be calculated by dividing 2,600,000 by the lesser of: (i) the VWAP of the Purchaser’s shares of common stock on the OTC Pink marketplace; or (ii) the closing price of the Purchaser’s shares of common stock on the OTC Pink marketplace, both (i) and (ii) upon the closing of the OTC Pink marketplace the business day immediately prior to the date of Closing (the “Stock Consideration”) to Seller’s shareholders (collectively, the “Shareholders”) as set forth on Exhibit A;

(ii)   Cash Payment. Purchaser shall provide a total of $300,000 over three months to a to- be-formed subsidiary of the Purchaser that will own the Assets (the “Subsidiary”), the first payment

1

of $100,000 will be made at Closing, the second payment of $100,000 will be made on the first day of the month subsequent to the Closing, and the third payment of $100,000 will be made on the first day of the second month subsequent to the closing.

(iii)  Promissory Note. At Closing, Purchaser shall deliver a promissory note to Seller in the principal amount of $2,400,000 in the form of Exhibit B attached hereto (the “Note”), which shall accrue interest at a rate of 3% per annum and shall be due and payable in twenty-four (24) equal consecutive monthly installments of $100,000 beginning on the first day of the third month following Closing.

2.2.	Additional Compensation for Seller.

(a)  During the term in which there is a balance owed on the Note, and if Purchaser fails to make payment on the Note, Seller will have, at its discretion, the option to retain all monies collected from previous payments (including any previous sales of a portion or the entire amount of shares received as Stock Consideration) and retain stock options, however Seller will return the Stock Consideration, and the Purchaser shall then transfer all the equity of the Subsidiary (in the event the Subsidiary’s operations solely relate to the Assets) or shall return the Assets (in the event the Subsidiary’s operations do not solely relate to the Assets) to the Seller, thereby unwinding the transaction contemplated by this APA. This option will allow Seller to reassume control equivalent to the pre-transaction structure in the event Purchaser defaults on the payment of the Note.

(b)  Stock options. Nate Weinberg and Joe Reid (members of the Seller) will each receive, pursuant to the employment agreements to be entered into between each of them and the Purchaser at Closing (the “Employment Agreements”), stock options. Nate Weinberg will receive stock options with a fair market value of $1,200,000 million in accordance with the terms and conditions of Purchaser’s stock option plan. Joe Reid will receive stock options with a fair market value of $800,000 in accordance with the terms and conditions of Purchaser’s stock option plan.

(c)   Earn Out. The Purchaser will make a total earn out payment of up to $2,000,000 such that Nate Weinberg and Joe Reid will each receive over a period of four years, pursuant to the Employment Agreements, a total of $1 million in cash ($250,000 each year) if the following gross revenue milestones are met by the Subsidiary based on the operations involving the Assets. Each payment of $250,000 shall be paid within thirty (30) days of each anniversary of the Effective Date detailed below if the gross revenue milestones are met by the Subsidiary:

(i)	From the Effective Date to the first anniversary of the Effective Date: $4 million;
(ii)	From the first anniversary of the Effective Date to the second anniversary of the Effective Date: $9 million;
(ii)	From the second anniversary of the Effective Date to the third anniversary of the Effective Date: $18 million; and
(ii)	From the third anniversary of the Effective Date to the fourth anniversary of the Effective Date: $30 million.

2

(d)  Board Seats. Purchaser will appoint Nate Weinberg (a member of the Seller) to its Board of Directors (the “Board”) of the Purchaser promptly following the Closing. In the event of Mr. Weinberg’s removal or resignation from the Board, Mr. Weinberg will have the right to designate a person to be appointed to the Board for so long as Mr. Weinberg remains a shareholder of the Purchaser.

3.   Liabilities. Notwithstanding anything in this Agreement or otherwise to the contrary, except liabilities in connection with Material Contracts arising after the date of Closing, Purchaser is not assuming and shall not assume any of Seller’s liabilities, and Seller is and shall remain fully liable and responsible for all such liabilities.

4.  Representations and Warranties of Seller. Seller represents and warrants to Purchaser, as of the date of this Agreement and as of the date of Closing, as follows:

(a)   Authority. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Colorado. Seller is qualified to do business in the state of Colorado. Seller has full power to own and convey all of the Assets and the conduct the Business as historically conducted by Seller.

(b)   Enforceability. Seller has the authority to execute this Agreement and to consummate and perform the transactions provided for in this Agreement. This Agreement and the agreements and instruments referenced in this Agreement, represent the valid and binding obligations of Seller and are enforceable in accordance with their respective terms, except insofar as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law).

(c)   Non-circumvention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is not a party or by which it is bound or to which any of its assets (including the Assets) is subject. Seller is not required to provide notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)   Assets; Liabilities. Seller has good and marketable title to all of the Assets, and the Assets, at the time of Closing, will not be subject to any Liens of any nature whatsoever. There are no liabilities related to the Assets, liquidated, actual or contingent, other than liabilities that will be satisfied by Seller.

(e)   Material Contracts. The contracts and agreements set forth on Schedule 5(e) attached hereto (the “Material Contracts”) are to be assigned to and assumed by Purchaser at Closing. True,

3

accurate and complete copies of all Material Contracts have been provided to Purchaser. The Material Contracts are valid, binding and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity. Except as set forth on Schedule 5(e), all of the Material Contracts will be validly assigned to Purchaser at Closing. As a result of such assignment, Purchaser will have full right to enforce the Material Contracts and to enjoy all privileges of such Material Contracts. None of the Material Contracts is in default, nor is Seller aware of any claim or penalty against Seller, which has accrued or which will accrue as a result of the Closing hereunder or for any other reason under any Material Contract.

(f)   Financial Statements. The financial statements of Seller set forth on Schedule 5(f) attached hereto (the “Financial Statements”) fairly present the financial position of Seller as of the respective dates thereof and the results of the operations of Seller for the periods indicated. The Financial Statements are not misleading in any material respect.

(g)  Operations Since the Financial Statements. Since the date of the most recent Financial Statement for each respective Seller, there has not been and there will not be through the date of Closing:

(i)	Any change in the Business, results of operations, assets, financial condition or manner of conducting the Business of Seller, which has or may be reasonably expected to have a material adverse effect on the Business, results of operations, the Assets or financial condition of Seller;

(ii)	Any decrease in the net book value of the Assets or the Business shown on the most recent balance sheet included within the Financial Statements of each respective Seller;

(iii)	Any damage, destruction, or loss (whether or not covered by insurance) which has or may reasonably be expected to have a material adverse effect upon the Assets or the Business;

(iv)	Any transaction or action by Seller outside of the ordinary course of business or any other action that would materially adversely affect the Assets or the Business; or

(v)	Any entering into, amendment, or termination by Seller of any material contract or other agreement in connection with the Assets and/or the Business, other than in the ordinary course of business or as otherwise contemplated by this Agreement and the transactions contemplated under this Agreement.

(h)    Legal Proceedings; Compliance with Laws. There are no private or governmental proceedings pending, or, to the knowledge of Seller, threatened, against Seller, including without limitation any investigation, audit, lawsuit, threatened lawsuit, arbitration, worker’s compensation claims, civil rights claims, or other legal proceedings of any nature whatsoever. Seller is not in material violation of any law, regulation, rule, ordinance, policy, or other governmental requirement relating to the Assets (other than federal laws prohibiting the possession, distribution and sale of cannabis products).

(i)	Intellectual Property. Seller owns or have a valid right to use, all of the Assets, all of
4

which rights will survive unchanged upon consummation of the transactions contemplated by this Agreement. Seller has not granted to any third party the right to use the Assets. Seller has not interfered with, infringed upon or misappropriated any intellectual property rights of third parties or committed any acts of unfair competition involving a violation of a third party’s intellectual property rights, and Seller has not received any written or oral, charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or act of unfair competition involving a violation of a third party’s intellectual property rights. The conduct of the Business and/or usage of the Assets by the Business does not infringe, misappropriate or violate any intellectual property rights of any third party. Seller has taken commercially reasonable steps to protect their trade secrets and other confidential information and any trade secret or confidential information of third parties used in its business. Any trade names, trademarks and service marks included in the Assets are valid, subsisting and enforceable in every trade territory in which Seller uses such trade names, trademarks and service marks.

(j)  Employees. No disputes or claims against Seller exist on behalf of any party claiming to be an employee or former employee of Seller including, but not limited to, claims of employment discrimination, violation of wage and hour laws, or claims relating to past unpaid compensation.

(k)  Employment. There are no disagreements or controversies pending, or to the knowledge of Seller, threatened in connection with any employee of Seller, nor has any such employee made any claims or complaints regarding the services or products provided by Seller. There are no special relationships (personal or otherwise, such as payment in kind arrangements) between Seller and any employee of Seller that would affect or interfere with the ability of Purchaser to continue the employment relationship on an ongoing basis.

(l)  Taxes. Seller has timely and correctly prepared and filed all tax returns, including, but not limited to, all federal and state income tax returns and sales/use tax returns, and Seller has paid all taxes due pursuant to such tax returns as well as all other taxes for which Seller is liable, except for taxes which are accrued but not yet due (which will be paid by Seller after Closing). Seller is not aware of any actual or threatened tax audit against Seller. Seller has paid all payroll taxes as and when due, maintain all required payroll trust accounts, and have timely paid all employee and employer withholding taxes into such trust accounts.

(m)   Obligation to Brokers. Except for obligations to Platform Brokerage, Seller has not incurred any obligations for the payment of any broker’s commission, finder’s fee, or any other similar obligation relating to this Agreement or otherwise due upon the consummation of the transactions provided for in this Agreement.

(n)   Complete Disclosure. This Agreement and the agreements and instruments attached hereto and to be delivered at the time of Closing do not contain any untrue statement of material fact by Seller. This Agreement and such related agreements and instruments do not omit to state any material fact necessary in order to make the statements made herein or therein by Seller, in light of the circumstances under which they are made, not misleading. Prior to the execution of this Agreement, Seller has made available to Purchaser all material information about the Assets and the Business requested by Purchaser. Such information is true, accurate and complete in all material respects.

5

6.  Representation and Warranties of Purchaser. Purchaser represents and warrants to Seller, as of the date of this Agreement and as of Closing, as follows:

(a)     Enforceability. Purchaser has the authority to execute this Agreement and to consummate the transactions provided for in this Agreement. This Agreement and the agreements and instruments referenced herein represent the valid and binding obligations of Purchaser and are enforceable in accordance with their respective terms, except insofar as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law).

(b)  Obligation to Brokers. Except for obligations to Platform Brokerage, Purchaser has not incurred any obligations for the payment of any broker’s commission, finder’s fee, or any other similar obligation relating to this Agreement or otherwise due upon the consummation of the transactions provided for in this Agreement.

(c)   Absence of Violations and Conflicts. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, rule, injunction, judgment, order decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject. Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except for the required transfer of ownership application submission to the local and state marijuana licensing authorities.

(d)   Complete Disclosure. This Agreement and the agreements and instruments attached hereto and to be delivered at the time of Closing do not contain any untrue statement of material fact by Seller. This Agreement and such related agreements and instruments do not omit to state any material fact necessary in order to make the statements made herein or therein by Seller, in light of the circumstances under which they are made, not misleading. Prior to the execution of this Agreement, Seller has made available to Purchaser all material information about the Assets and the Business requested by Purchaser. Such information is true, accurate and complete in all material respects.

7.     Information. Prior to the execution of this Agreement, Seller provided Purchaser with information relating to Seller, the Assets and the Business, including, without limitation, access to the assets and operations of Seller. From and after the date of this Agreement and continuing through Closing, Seller will continue to make available to Purchaser all information required under this Agreement or otherwise reasonably requested by Purchaser with respect to Seller, the Assets and/or the Business.

8.	Closing Matters. The following shall occur at Closing:
6

(a)	Purchaser shall issue the Stock Consideration to Stockholders as set forth on Exhibit A.

(b)	Purchaser shall deliver $100,000 to the Subsidiary via wire transfer;

(c)	Purchaser shall execute and deliver the Promissory Note in the form of Exhibit B attached hereto to Seller;

(d)	Seller and Purchaser shall execute and deliver the Assignment and Bill of Sale in the form of Exhibit C attached hereto.

(e)	Seller and Purchaser shall execute and deliver the Assignment and Assumption
Agreement in the form of Exhibit D attached hereto.

9.	Closing.

The closing of the transactions provided for in this Agreement (the “Closing”) shall occur on or before [ ], 2019, at a date, time and location to be agreed upon by Seller and Purchaser.

10.	Indemnification.

(a)   Seller’s Indemnity. Seller agrees to indemnify and hold harmless Purchaser and its officers, directors, managers, partners, shareholders, members, employees, contractors, attorneys, representatives, successors, and assigns (the “Purchaser Indemnitees”) from and against any and all costs, losses, liabilities, damages, litigation, claims, costs, and expenses, including reasonable attorneys’ fees and other expenses of investigation and defense (collectively, “Damages”) to which Purchaser Indemnitees may become subject or which are incurred in connection with, arise out of, result from, or are attributable to any breach of the terms of this Agreement or any certificate or other document delivered hereunder or pursuant hereto by Seller, including, without limitation, any breach of any representation or warranty made by Seller or the failure by Seller to perform any of the covenants or obligations contained in this Agreement or in any certificate or other document delivered hereunder or pursuant this Agreement, provided, however, that the indemnification obligations of Seller for Damages relating to a breach of representations, warranties or covenants in this Agreement or any ancillary document or instrument shall be subject to a cap equal to the Purchase Price. In addition, Seller will indemnify and hold harmless the Purchaser Indemnitees for any Damages to which the Purchaser Indemnitees may become subject or which are incurred in connection with, arise out of, result from, or are attributable to: (i) any breach by the operation of Seller before Closing and/or any use of the Assets before Closing; (ii) any fraud or intentional misrepresentation of Seller, (iii) any and all taxes, fines, interest and/or penalties of Seller for all taxable periods ending on or before Closing; or (iv) any and all taxes, fines, interest and/or penalties for failure to pay taxes imposed on Seller as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which taxes relate to an event or transaction occurring before or on Closing.

(b)  Purchaser’s Indemnity. Purchaser agrees that it will indemnify and hold harmless Seller and its respective officers, directors, managers, partners, shareholders, members, employees, contractors, attorneys, representatives, successors, and assigns (the “Seller Indemnitees”) from and against any and all Damages to which the Seller Indemnitees may become subject to or which are incurred in connection with,

7

arise out of, result from, or are attributable to any material breach of the terms of this Agreement or any certificate or other document delivered hereunder by Purchaser, including any breach of any representation or warranty made by Purchaser, or the failure by Purchaser to perform any of the covenants or obligations contained in this Agreement or in any certificate or other document delivered hereunder or pursuant to this Agreement, or any use of the Assets after Closing. In addition, Purchaser will indemnify and hold harmless the Seller Indemnitees for any Damages to which the Seller Indemnitees may become subject or which are incurred in connection with, arise out of, result from, or are attributable to: (i) any use of the Assets after Closing; (ii) any fraud or intentional misrepresentation of Purchaser, (iii) any and all taxes, fines, interest and/or penalties of Purchaser for all taxable periods after Closing; or (iv) any and all taxes, fines, interest and/or penalties for failure to pay taxes imposed on Purchaser and/or the Business as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which taxes relate to an event or transaction occurring after Closing.

(c)   Remedies. Any Party obligated to provide indemnification pursuant to this Section 10 (the “Indemnifying Party”) shall promptly reimburse the Party entitled to indemnification hereunder (the “Indemnified Party,”) for the amount of any judgment rendered against the Indemnified Party with respect to any claim by a third party in litigation or upon request by the Indemnified Party for any other Damages arising out of any claim not involving a third party. To the extent that the Indemnifying Party refuses to pay in full the Damages owed to the Indemnified Party, the Indemnified Party may: (i) offset the Damages against any payments the Indemnified Party may owe the Indemnifying Party; and (ii) utilize any legal or equitable remedy to collect from the Indemnifying Party the amount of such Damages. Nothing contained herein is intended to limit or constrain the Indemnified Party’s rights against the Indemnifying Party for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnified Party at law or in equity.

(d)  Dispute Resolution. In the event of any dispute under this Section 10, the Parties agree to use their best efforts to attempt to resolve such dispute in good faith through direct negotiation between the Parties within thirty (30) days after notice of the claim for indemnification is delivered by the Indemnified Party to the Indemnifying Party. The prevailing Party shall be entitled to recover its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive in connection with its enforcement of this Agreement or if it is the prevailing Party in any such dispute.

(e)    Indemnification Cap. Notwithstanding anything in this Agreement to the contrary, Seller’s liability to Purchaser under this Agreement shall not exceed $2,000,000 (the “Indemnification Cap”).

11.	Seller's Post-Closing Covenants.

From and after the time of Closing, Seller covenants and agrees as follows:

(a)   Further Assurances. From the Submission Date and until the Transfer Deadline, each Party will take all steps reasonably necessary to carry out the intent of this Agreement, including, but not limited to, by executing and delivering, or causing to be executed and delivered, such further instruments or documents as reasonably requested by Purchaser.

8

12.	Miscellaneous.

(a)   Default. Any breach by the Shareholders of that certain Asset Purchase Agreement of even date herewith between Shareholders and Purchaser shall constitute a breach by Seller of this Agreement; provided that Shareholders fail to cure any such breach within any applicable cure period. Furthermore, any breach by Purchaser of that certain Asset Purchase Agreement of even date herewith between Shareholders and Purchaser shall constitute a breach by Purchaser of this Agreement; provided that Purchaser fails to cure any such breach within any applicable cure period.

(b)  Survival of Agreement. This Agreement, and all terms, warranties and provisions hereof will be true and correct as of the time of Closing and will survive the Closing for a period of three (3) years following the Closing.

(c)  Notices. All notices required or permitted hereunder or under any related agreement or instrument (unless such related agreement or instrument otherwise provides) will be deemed delivered when delivered personally, mailed, by certified mail, return receipt requested, or registered mail, or sent by a nationally recognized overnight courier to the respective Party at the following addresses or to such other address as each respective Party may in writing hereafter designate:

[ ]

If to Purchaser:

If to Seller: Infusionz, LLC

1330 Zuni St. Suite G Denver, CO 80204

With a copy to: Kaplan & Associates, LLC

910 16th St; Suite 800

Denver, CO 80202

(d)   Successors and Assigns. This Agreement will be binding upon the Parties hereto and their respective successors, personal representatives, heirs and assigns. Neither Party may assign any of its rights or obligations under this Agreement except with the prior written consent of other Party, provided that Purchaser may assigns its rights and obligations to an affiliate upon written notice to Purchaser.

(e)    Merger. This Agreement and the exhibits and other documents, agreements, and instruments related hereto, set forth the entire agreement of the Parties with respect to the subject matter hereof and may not be amended or modified except in writing subscribed to by the Parties. The recitals are incorporated herein by reference.

(f)  Governing Law. This Agreement is entered into in the state of Colorado and all issues arising hereunder shall be interpreted and governed in all respects by the laws of such state (without regard to the conflict of law principles thereof).

(g)	Sales Taxes. Purchaser shall pay any sales and use taxes owed to the state of Colorado
9

and/or any political subdivision or taxing authority in the state of Colorado which may arise from Purchaser’s purchase of the Assets.

(h)  Platform Brokerage. The Parties agree to equally split the brokerage fee payable to Platform Brokerage in connection with the transactions set forth in this Agreement.

(i)  Modification or Severance. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement will remain in full force and effect.

(j)  Captions. The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation of any of the provisions hereof.

(k)  Counterpart; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which when affixed together shall constitute but one and the same instrument. Signatures exchanged by facsimile shall be deemed original signatures for all purposes.

[signature page follows]

10

IN WITNESS WHEREOF, the Parties have read and entered into this Asset Purchase Agreement as of the date above written.

SELLER:

INFUSIONZ, LLC

By: /s/ Nate Weinberg
Name: Nate Weinberg
Title: CEO

PURCHASER:

GOLDEN DEVELOPING SOLUTIONS, INC.

By: /s/ Stavros Triant
Name: Stavros Triant
Title: CEO

11

SCHEDULE 1(a) TO ASSET PURCHASE AGREEMENT

(ASSETS)

[TO BE LISTED]

12

SCHEDULE 1(b) TO ASSET PURCHASE AGREEMENT

(EXCLUDED ASSETS)

•	Cash
•	Minute Book
•	Infusionz, LLC Checking and Savings accounts at Partner Credit Union of Colorado
•	All Accounts Receivable of Infusionz, LLC
•	All Accounts Payable of Infusionz, LLC
13

SCHEDULE 2(a)(v) TO ASSET PURCHASE AGREEMENT

(EMPLOYMENT AGREEMENT)

14

SCHEDULE 5(e) TO ASSET PURCHASE AGREEMENT

(MATERIAL CONTRACTS)

[TO BE LISTED]

15

SCHEDULE 5(f) TO ASSET PURCHASE AGREEMENT

(FINANCIAL STATEMENTS)

[TO BE LISTED]

16

EXHIBIT A TO ASSET PURCHASE AGREEMENT

(STOCK CONSIDERATION)

17

EXHIBIT B TO ASSET PURCHASE AGREEMENT

(PROMISSORY NOTE)

See attachment.